                                                                    EXHIBIT 2.1
                                                                    -----------


                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                            ST. PAUL BANCORP, INC.

                                     AND

                         BEVERLY BANCORPORATION, INC.

                                 DATED AS OF

                                MARCH 15, 1998

                              TABLE OF CONTENTS

                                                                         PAGE
ARTICLE I THE MERGER ...................................................  1
   1.1  The Merger. ....................................................  1
   1.2  Effective Time. ................................................  2
   1.3  Effects of the Merger. .........................................  2
   1.4  Conversion of Beverly Corp. Common Stock. ......................  2
   1.5  Options. .......................................................  3
   1.6  Certificate of Incorporation. ..................................  3
   1.7  By-Laws. .......................................................  3
   1.8  Directors and Officers. ........................................  4
   1.9  Tax Consequences. ..............................................  4
ARTICLE II EXCHANGE OF SHARES ..........................................  4
   2.1  St. Paul to Make Shares Available. .............................  4
   2.2  Exchange of Shares. ............................................  4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BEVERLY CORP..............  6
   3.1  Corporate Organization. ........................................  6
   3.2  Capitalization. ................................................  7
   3.3  Authority; No Violation. .......................................  7
   3.4  Consents and Approvals. ........................................  8
   3.5  Loan Portfolio; Reports. .......................................  9
   3.6  Financial Statements; Exchange Act Filings; Books and Records...  9
   3.7  Broker's Fees. .................................................  10
   3.8  Absence of Certain Changes or Events. ..........................  10
   3.9  Legal Proceedings. .............................................  11
   3.10 Taxes and Tax Returns. .........................................  11
   3.11 Employee Plans. ................................................  12
   3.12 Certain Contracts. .............................................  13
   3.13 Agreements with Regulatory Agencies. ...........................  14
   3.14 State Takeover Laws; Certificate of Incorporation. .............  14
   3.15 Environmental Matters. .........................................  14
   3.16 Reserves for Losses. ...........................................  15
   3.17 Properties and Assets. .........................................  16
   3.18 Insurance. .....................................................  16
   3.19 Fiduciary Relationships. .......................................  17
   3.20 Compliance with Applicable Laws. ...............................  17
   3.21 Loans. .........................................................  17
   3.22 Affiliates. ....................................................  18
   3.23 Ownership of St. Paul Common Stock. ............................  18
   3.24 Fairness Opinion. ..............................................  19
   3.25 Beverly Corp. Information. .....................................  19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ST. PAUL ..................  19
   4.1  Corporate Organization. ........................................  19
   4.2  Capitalization. ................................................  20
   4.3  Authority; No Violation. .......................................  20
   4.4  Regulatory Approvals. ..........................................  21
   4.5  Financial Statements; Exchange Act Filings; Books and Records...  22
   4.6  Absence of Certain Changes or Events. ..........................  22
   4.7  Ownership of Beverly Common Stock; Affiliates and Associates....  22
   4.8  Agreements with Regulatory Agencies. ...........................  23
   4.9  Broker's Fees. .................................................  23
   4.10 Legal Proceedings. .............................................  23
   4.11 Compliance with Applicable Laws. ...............................  23
   4.12 Fairness Opinion. ..............................................  23
   4.13 St. Paul Information. ..........................................  24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS ....................  24
   5.1  Covenants of Beverly Corp. .....................................  24
   5.2  Merger Covenants. ..............................................  27
   5.3  Compliance with Antitrust Laws. ................................  27
ARTICLE VI ADDITIONAL AGREEMENTS .......................................  28
   6.1  Regulatory Matters. ............................................  28
   6.2  Access to Information. .........................................  29
   6.3  Shareholder Meetings. ..........................................  30
   6.4  Legal Conditions to Merger. ....................................  30
   6.5  Stock Exchange Listing. ........................................  30
   6.6  Employees. .....................................................  30
   6.7  Indemnification. ...............................................  31
   6.8  Subsequent Interim and Annual Financial Statements. ............  32
   6.9  Additional Agreements. .........................................  32
   6.10 Advice of Changes. .............................................  33
   6.11 Current Information. ...........................................  33
   6.12 Execution and Authorization of Bank Merger Agreement. ..........  33
   6.13 Change in Structure. ...........................................  33
   6.14 Transaction Expenses of Beverly. ...............................  33
   6.15 Registration of Option Shares. .................................  35
   6.16 Further Actions of Beverly. ....................................  35
ARTICLE VII CONDITIONS PRECEDENT .......................................  35
   7.1  Conditions to Each Party's Obligation To Effect the Merger......  35
   7.2  Conditions to Obligations of St. Paul. .........................  37
   7.3  Conditions to Obligations of Beverly Corp. .....................  38
ARTICLE VIII TERMINATION AND AMENDMENT .................................  39
   8.1 Termination. ....................................................  39

   8.2  Effect of Termination. .........................................  42
   8.3  Amendment. .....................................................  42
   8.4  Extension; Waiver. .............................................  42
ARTICLE IX GENERAL PROVISIONS ..........................................  43
   9.1  Closing. .......................................................  43
   9.2  Nonsurvival of Representations, Warranties and Agreements.......  43
   9.3  Expenses; Breakup Fee. .........................................  43
   9.4  Notices. .......................................................  43
   9.5  Interpretation. ................................................  44
   9.6  Counterparts. ..................................................  44
   9.7  Entire Agreement. ..............................................  45
   9.8  Governing Law. .................................................  45
   9.9  Enforcement of Agreement. ......................................  45
   9.10 Severability. ..................................................  45
   9.11 Publicity. .....................................................  45
   9.12 Assignment; Limitation of Benefits. ............................  45
   9.13 Additional Definitions. ........................................  46



EXHIBITS
   A       Articles of Combination and Bank Merger Agreement
   B       Option Agreement
   C       Certificate of Merger
   D       Beverly Corp. Stockholder Agreement
   E       Index Group


                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of March 15, 1998 (this "Agreement"), is entered into by and between St. Paul Bancorp, Inc., a Delaware corporation ("St. Paul") and Beverly Bancorporation, Inc., a Delaware corporation ("Beverly Corp.").

     WHEREAS, the Boards of Directors of St. Paul and Beverly Corp. have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Beverly Corp. will, subject to the terms and conditions set forth herein, merge with and into St. Paul, with St. Paul being the Surviving Corporation (as defined) (the "Merger");

     WHEREAS, prior to the consummation of the Merger, St. Paul and Beverly Corp. will respectively cause St. Paul Federal Bank For Savings, a federal savings bank and wholly-owned subsidiary of St. Paul ("St. Paul Bank"), and Beverly National Bank ("Beverly Bank"), a National chartered bank and wholly-owned subsidiary of Beverly Corp., to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Beverly Bank with and into St. Paul Bank, with St. Paul Bank being the "Surviving Bank" of the Bank Merger, and it is intended that the Bank Merger be consummated immediately after consummation of the Merger;

     WHEREAS, as an inducement to St. Paul to enter into this Agreement, Beverly Corp. will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with St. Paul immediately following the execution of this Agreement pursuant to which Beverly Corp. will grant St. Paul an option to purchase, under certain circumstances, an aggregate of 1,100,488 newly issued shares of common stock, par value $.01 per share, of Beverly Corp. ("Beverly Common Stock") upon the terms and conditions therein contained (which number of shares is equal to 19.99% of the total the number of outstanding shares of Beverly Common Stock on the date hereof, and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


ARTICLE I
THE MERGER

     1.1    THE MERGER.

     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Beverly Corp. shall merge into St. Paul, with St. Paul being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Beverly Corp. shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation.

     1.2 EFFECTIVE TIME.

     The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the certificate of merger (the "Certificate of Merger") in the form attached as Exhibit C hereto which shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

     1.3 EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4 CONVERSION OF BEVERLY CORP. COMMON STOCK.

         (a) At the Effective Time, subject to Sections 1.4(b), 2.2(e) and 8.1(h) hereof, each share of Beverly Common Stock issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for
1.0630 shares of St. Paul common stock, par value $.01 per share ("St. Paul Common Stock"). The ratio of the number of shares of St. Paul Common Stock to be exchanged for each share of Beverly Common Stock issued and outstanding is hereinafter referred to as the "Exchange Ratio."

         (b) All of the shares of Beverly Common Stock converted into St. Paul Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Beverly Common Stock shall thereafter represent the right to receive (i) the number of whole shares of St. Paul Common Stock and (ii) cash in lieu of fractional shares into which the shares of Beverly Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Beverly Common Stock shall be exchanged for certificates representing whole shares of St. Paul Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2
hereof, without any interest thereon.   If prior to the Effective Time St. Paul
should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

         (c) At the Effective Time, all shares of Beverly Common Stock that are owned by Beverly Corp. as treasury stock and all shares of Beverly Common Stock that are owned directly or indirectly by St. Paul or Beverly Corp. or any of their respective Subsidiaries (other than shares of Beverly Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of St. Paul Common Stock which are similarly held, whether held directly or indirectly by St. Paul or Beverly Corp., as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Beverly Common Stock held by St. Paul or Beverly Corp. or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Beverly Common Stock, and shares of St. Paul Common Stock which are similarly held, whether held directly or indirectly by St. Paul or Beverly Corp., being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of St. Paul or other consideration shall be delivered in exchange therefor. All shares of St. Paul Common Stock that are owned by Beverly Corp. or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of St. Paul.

         (d) Certificates for fractions of shares of St. Paul Common Stock will not be issued. In lieu of a fraction of a share of St. Paul Common
Stock, each holder of Beverly Common Stock otherwise entitled to a fraction of a share of St. Paul Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the St. Paul Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the St. Paul Common Stock, which shall be deemed to be the average of the daily closing prices per share for St. Paul Common Stock for the fifteen consecutive trading days on which shares of St. Paul Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of Beverly Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

     1.5 OPTIONS.

     At the Effective Time, each option granted by Beverly Corp. to purchase shares of Beverly Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of St. Paul Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Beverly Bancorporation 1994 Incentive Stock Option Plan (the "1994 Plan") and the 1997 Long-Term Stock Incentive Plan (the "1997 Plan" and collectively with the 1994 Plan, the "Beverly Stock Plans");

         (1) The number of shares of St. Paul Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Beverly Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of St. Paul Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

         (2) The exercise price per share of St. Paul Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Beverly Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Beverly Corp. or Beverly Bank in the Beverly Stock Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to St. Paul.

     1.6 CERTIFICATE OF INCORPORATION.

     At the Effective Time, the Certificate of Incorporation of St. Paul, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.7 BY-LAWS.

     At the Effective Time, the By-Laws of St. Paul, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     1.8 DIRECTORS AND OFFICERS.

     At the Effective Time, the directors and officers of St. Paul immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. As of the Effective Time, St. Paul shall amend its bylaws to increase the size of its Board of Directors by one member, and thereupon invite Anthony R. Pasquinelli, Chairman of the Board of Beverly Corp., to serve as an additional member (the "New Member") of the Board of Directors of St. Paul provided, however, that St. Paul shall have no obligation to invite the New Member to serve on St. Paul's Board if such person is not a member in good standing of the Beverly Corp. Board of Directors immediately prior to closing. In addition, all Advisory Board members of Beverly Bank identified at Section 1.8 of the Beverly Corp. Disclosure Schedule (defined below) who are Advisory Board members as of the Effective Time will be invited promptly after the Effective Time to serve on an advisory board to St. Paul Bank after the Bank Merger for a period of no less than 12 months.

     1.9 TAX CONSEQUENCES.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.


ARTICLE II
EXCHANGE OF SHARES

     2.1 ST. PAUL TO MAKE SHARES AVAILABLE.

     At or prior to the Effective Time, St. Paul shall deposit, or shall cause to be deposited, with St. Paul's transfer agent, Boston EquiServe, or such other bank, trust company or transfer agent as St. Paul may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of St. Paul Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of St. Paul Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof (collectively, sometimes referred to herein as the "Shares") in exchange for outstanding shares of Beverly Common Stock.

     2.2 EXCHANGE OF SHARES.

         (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of St. Paul Common Stock and the cash in lieu of fractional shares into which the shares of Beverly Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Beverly Corp. shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of St. Paul Common Stock to which such holder of Beverly Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared after the Effective Time with respect to St. Paul Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of St. Paul Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of St. Paul Common Stock into which his Beverly Common Stock shall have been converted.

         (c) If any certificate representing shares of St. Paul Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of St. Paul Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) As of the Effective Time, there shall be no transfers on the stock transfer books of Beverly Corp. of the shares of Beverly Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of St. Paul Common Stock as provided in this
Article II.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Beverly Corp. for six months after the Effective Time may be returned to St. Paul. After such funds have been returned to St. Paul, any shareholders of Beverly Corp. who have not theretofore complied with this
Article II shall thereafter look only to St. Paul for payment of their shares of St. Paul Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on St. Paul Common Stock deliverable in respect of each share of Beverly Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of St. Paul, Beverly Corp., the Exchange Agent or any other person shall be liable to any former holder of shares of Beverly Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by St. Paul, the posting by such person of a bond in such amount as St. Paul may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of St. Paul Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BEVERLY CORP.

     Beverly Corp. hereby makes the following representations and warranties to St. Paul as set forth in this Article III, each of which is being relied upon by St. Paul as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Beverly Corp. referenced below and thereby required of Beverly Corp. pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "Beverly Corp. Disclosure Schedule."

     3.1 CORPORATE ORGANIZATION.

         (a) Beverly Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Beverly Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. Beverly Corp. is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Banking Holding Company Act of 1956, as amended ("BHCA"). The Certificate of Incorporation and By-Laws of Beverly Corp., copies of which have previously been delivered to St. Paul, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Beverly Bank and Beverly Trust Company ("Beverly Trust") are the only subsidiaries of Beverly Corp. that qualify as a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

         (b) Beverly Bank is a nationally chartered bank duly organized and validly existing and in good standing under the laws of the United States. The deposit accounts of Beverly Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Beverly Bank. Beverly Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and By-Laws of Beverly Bank, copies of which have previously been delivered to St. Paul, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

         (c) Beverly Trust is a trust company duly organized, validly existing and in good standing under the corporate, banking and fiduciary laws of the State of Illinois. Beverly Trust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. Deposit or other accounts in Beverly Trust are not insured by the FDIC, and Beverly Trust is not a "bank" as such term is defined in the BHCA. The Certificate of Incorporation and Bylaws of Beverly Trust, copies of which have been provided to St. Paul, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     3.2 CAPITALIZATION.

         (a) The authorized capital stock of Beverly Corp. consists of 8,000,000 shares of Beverly Common Stock and 1,000,000 shares of serial preferred stock, par value $.01 per share (the "Beverly Preferred Stock"). As of the date hereof, there are (x) 5,502,445 shares of Beverly Common Stock issued and outstanding and no shares of Beverly Common Stock are held in Beverly Corp.'s treasury, (y) no shares of Beverly Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 718,050 shares of Beverly Common Stock reserved for issuance pursuant to the Beverly Stock Plans (of which options for 502,599 shares are currently outstanding) and (ii) 1,100,488 shares of Beverly Common Stock reserved for issuance upon exercise of the option to be issued to St. Paul pursuant to the Option Agreement, and (z)
no shares of Beverly's Preferred Stock issued or outstanding, held in Beverly Corp.'s treasury or reserved for issuance upon exercise of outstanding stock
options or otherwise.   All of the issued and outstanding shares of Beverly
Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement and the Beverly Stock Plans, Beverly Corp. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Beverly Common Stock or Beverly Preferred Stock or any other equity security of Beverly Corp. or any securities representing the right to purchase or otherwise receive any shares of Beverly Common Stock or any other equity security of Beverly
Corp. The names of the optionees, the date of each option to purchase Beverly Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Beverly Stock Plans are set forth in Section 3.2(a)(i) of the Beverly Corp. Disclosure Schedule. Except as set forth at
Section 3.2(a)(ii) of the Beverly Corp. Disclosure Schedule, since December 31, 1996 Beverly Corp. has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted under the Beverly Stock Plans.

         (b) Section 3.2(b) of the Beverly Corp. Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Beverly Corp. as of the date of this Agreement. Except as set forth at Section 3.2(b) of the Beverly Corp. Disclosure Schedule, Beverly Corp. owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Beverly Corp. Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3 AUTHORITY; NO VIOLATION.

         (a) Beverly Corp. has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Beverly Corp. The Board of Directors of Beverly Corp. has directed that this Agreement and the transactions contemplated hereby be submitted to Beverly Corp.'s shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Beverly Corp.'s shareholders, no other corporate proceedings on the part of Beverly Corp. (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Beverly Corp. and (assuming due authorization, execution and delivery by St. Paul of this Agreement and by St. Paul of the Option Agreement) will constitute valid and binding obligations of Beverly Corp., enforceable against Beverly Corp. in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Beverly Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Beverly Bank and by Beverly Corp. as the sole shareholder of Beverly Bank. No other corporate proceedings on the part of Beverly Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Beverly Bank, will be duly and validly executed and delivered by Beverly Bank and will (assuming due authorization, execution and delivery by St. Paul
Bank) constitute a valid and binding obligation of Beverly Bank, enforceable against Beverly Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Neither the execution and delivery of this Agreement and the Option Agreement by Beverly Corp. or the Bank Merger Agreement by Beverly Bank, nor the consummation by Beverly Corp. or Beverly Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Beverly Corp. or Beverly Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Beverly Corp. or the Certificate of Incorporation or By-Laws of Beverly Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Beverly Corp., Beverly Bank or Beverly Trust, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Beverly Corp., Beverly Bank or Beverly Trust under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Beverly Corp., Beverly Bank or Beverly Trust is a party, or by which they or any of their respective properties or assets may be bound or affected.

     3.4 CONSENTS AND APPROVALS.

         (a) Except for (i) the filing of applications and notices, as applicable,as to the Merger and the Bank Merger with the FRB under the BHCA, the Office of Thrift Supervision ("OTS") under the Home Owners Loan Act of 1933 ("HOLA") and the Bank Merger Act, the Office of the Comptroller of the Currency ("OCC") under the Bank Merger Act and the Office of the Commissioner of Banks & Real Estate of the State of Illinois (the "Illinois Commissioner") under the change of control provisions of the Illinois Corporate Fiduciary Act, as well as any other applications and notices to state officials related to the Merger (the "State Banking Approvals"), and approval of the foregoing applications and notices, (ii) the filing of any required applications or notices with the FDIC and OTS as to the subsidiary activities of Beverly Bank which become service corporation or operating subsidiaries of St. Paul Bank and approval of such applications and notices, (iii) the filing with the SEC of a registration statement on Form S-4 to register the shares of St. Paul Common Stock to be issued in connection with the Merger (including the shares of St. Paul Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the joint proxy statement/prospectus to be used in soliciting the approval of Beverly Corp.'s shareholders at a special meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"), (iv) the approval of this Agreement by the requisite vote of the shareholders of Beverly Corp., (v) the approval by St. Paul's shareholders of each of the issuance of the Shares as contemplated hereby (the "St. Paul Issuance"), and of an amendment to St. Paul's Certificate of Incorporation to increase the authorized number of shares of Common Stock to at least 80,000,000 shares (the "St. Paul Amendment"), (vi) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (vii) the filings required by the Bank Merger Agreement, and (viii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Beverly Corp. Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Beverly Corp. of this Agreement and the Option Agreement, (2) the consummation by Beverly Corp. of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Beverly Bank of the Bank Merger Agreement, (4) the consummation by Beverly Corp. of the Option Agreement; and (5) the consummation by Beverly Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of St. Paul to consummate the transactions contemplated hereby.

         (b) Beverly Corp. hereby represents to St. Paul that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     3.5 LOAN PORTFOLIO; REPORTS.

         (a) Except as set forth at Section 3.5(a) of the Beverly Corp. Disclosure Schedule, as of December 31, 1996 and thereafter through and including the date of this Agreement, none of Beverly Corp., Beverly Bank nor Beverly Trust is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater shareholder of Beverly Corp. or any of its Subsidiaries, or any Affiliated Person (as defined in Section 9.13) of the foregoing.

         (b) Beverly Corp., Beverly Bank and Beverly Trust have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December
31, 1992 with (i) the FRB, (ii) the OCC; (iii) the FDIC, (iv) the Illinois Commissioner and any other state banking commissions or any other state regulatory authority (each a "State Regulator"), (v) the SEC and (vi) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Beverly Corp. and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Beverly Corp., Beverly Bank or Beverly Trust since December 31, 1992.

     3.6 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

     Beverly Corp. has previously delivered to St. Paul true, correct and complete copies of the consolidated statements of position of Beverly Corp. and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Beverly Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Beverly Corp., and the interim financial statements of Beverly Corp. as of and for the nine months ended September 30, 1996 and 1997, as included in the Beverly Corp. quarterly report on Form 10-Q for the period ended September 30, 1997 as filed with the SEC. The financial statements referred to in this
Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Beverly Corp. and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP"), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Beverly Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and all reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 1993 comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Beverly Corp. has previously delivered or made available to St. Paul true, correct and complete copies of such reports. The books and records of Beverly Corp. and Beverly Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7 BROKER'S FEES.

     Neither Beverly Corp. nor any Beverly Corp. Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Beverly Corp. has engaged, and will pay a fee or commission to McDonald & Company Securities, Inc. ("McDonald") in accordance with the terms of a letter agreement between McDonald and Beverly Corp., dated March 10, 1998, a true, complete and correct copy of which is attached at Section 3.7 of the Beverly Corp. Disclosure Schedule.

     3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Except as set forth at Section 3.8 of the Beverly Corp. Disclosure Schedule, or as disclosed in Beverly Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, since December 31, 1996 (i) neither Beverly Corp. nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on Beverly Corp.

         (b) Since December 31, 1996 Beverly Corp. and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     3.9 LEGAL PROCEEDINGS.

         (a) Except as set forth at Section 3.9 of the Beverly Corp. Disclosure Schedule, neither Beverly Corp. nor any of its Subsidiaries is a party to any, and there are no pending or to the knowledge of Beverly Corp., threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Beverly Corp. or any of its Subsidiaries in which, to the knowledge of Beverly Corp., there is a reasonable probability of any material recovery against or other material effect upon Beverly Corp. or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.

         (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Beverly Corp., any of its Subsidiaries or the assets of Beverly Corp. or any of its Subsidiaries.

     3.10 TAXES AND TAX RETURNS.

          (a) Each of Beverly Corp. and its Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision on the financial statements referred to in Sections 3.6 and
6.8 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in
Section 3.10 of the Beverly Corp. Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the Tax Returns of Beverly Corp. and its Subsidiaries has been satisfied for all years to and including 1997. The Internal Revenue Service ("IRS") has not notified Beverly Corp. of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Beverly Corp. subsequent to 1993. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Beverly Corp. or any of its Subsidiaries, nor has Beverly Corp. or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Beverly Corp. and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Beverly Corp. in the financial statements referred to in Sections 3.6 and 6.8 hereto. All Beverly Corp. Tax Returns have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended 1993. Neither Beverly Corp. nor any of its Subsidiaries has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither Beverly Corp. nor any Beverly Corp. Subsidiary has made an election under Section 341(f) of the IRC. Beverly Corp. has provided or made available to St. Paul complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Beverly Corp. or any Beverly Corp. Subsidiary. Beverly Corp. will not be a "foreign person" as that term is used in Section 1.1445-2 of the Treasury Regulations promulgated under the IRC. Beverly Bank is not a "United States real property holding corporation" within meaning of
Section 897 of the IRC and was not a "United States real property holding corporation" on any "determination date" (as defined in Section 1.897-2(c) of such Regulations) that occurred during any relevant period.

         (b) For purposes of this Agreement:

         "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

         "Taxing Authority" means  any:

             (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

             (ii) federal, state, local, municipal, foreign, or other government;

             (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

             (iv)  multi-national organization or body; or

             (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     3.11 EMPLOYEE PLANS.

          (a) Section 3.11(a) of the Beverly Corp. Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Beverly Corp. or any of its Subsidiaries or any other entity which together with Beverly Corp. would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Beverly Corp. or any such Subsidiary has any liability (collectively, the "Plans").

         (b) Beverly Corp. has heretofore delivered or made available to St. Paul true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification,
(iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

         (c) Except as set forth at Section 3.11(c) of the Beverly Corp. Disclosure Schedule, (i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Beverly Corp. or any Beverly Corp. Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Beverly Corp. or any Beverly Corp. Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Beverly Corp. or any Beverly Corp. Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk of Beverly Corp. or any Beverly Corp. Subsidiary incurring a material liability thereunder, (vi) no Plan is a "multi employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Beverly Corp. or any Beverly Corp. Subsidiary as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Beverly Corp. nor any Beverly Corp. Subsidiary has engaged in a transaction in connection with which Beverly Corp. or any Beverly Corp. Subsidiary could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the knowledge of Beverly Corp., there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto, and (x) all Plans (other than Plans providing for the payment of benefits from the general assets of Beverly Corp. or any Beverly Corp. Subsidiary) could be terminated as of the Effective Time without material liability; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Beverly Corp. or any Beverly Corp. Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G;
(xii) no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Plan; and (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

     3.12 CERTAIN CONTRACTS.

          (a) Except as set forth at Section 3.12 of the Beverly Corp. Disclosure Schedule, neither Beverly Corp. nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from St. Paul, Beverly Corp., Beverly Bank, Beverly Trust, St. Paul Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Beverly Corp., Beverly Trust, or Beverly Bank, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) except as set forth on Section 3.12(a)(v) of the Beverly Corp. Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan).
Except as set forth at Section 3.12 of the Beverly Corp. Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which Beverly Corp. or any of its Subsidiaries is a party. Section 3.12(a) of the Beverly Corp. Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Beverly Corp. and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Beverly Corp. Disclosure Schedule, is referred to herein as a "Beverly Corp. Contract," and neither Beverly Corp. nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any Beverly Corp. Contract.

        (b) (i) Each Beverly Corp. Contract is valid and binding and in full force and effect, (ii) Beverly Corp. and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Beverly Corp. Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Beverly Corp. or any of its Subsidiaries under any such Beverly Corp. Contract.

     3.13 AGREEMENTS WITH REGULATORY AGENCIES.

     None of Beverly Corp., Beverly Trust, or Beverly Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the Beverly Corp. Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Beverly Corp., Beverly Trust, or Beverly Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.14 STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION.

     The Board of Directors of Beverly Corp. has approved the offer of St. Paul to enter into this Agreement, the Bank Merger Agreement and the Option Agreement, and has approved Beverly Corp. entering into this Agreement, the Bank Merger Agreement and the Option Agreement, and the transactions contemplated thereby, such that under applicable law and Beverly Corp.'s Certificate of Incorporation the only vote of Beverly Corp. shareholders necessary to consummate the transactions contemplated hereby (including the Bank Merger and issuance under the Option Agreement) is the approval of at least a majority of the outstanding shares of Beverly Common Stock.

     3.15 ENVIRONMENTAL MATTERS.

        (a) Each of Beverly Corp. and the Beverly Corp. Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

        (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Beverly Corp., Beverly Trust and Beverly Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Beverly Corp. or any Beverly Corp. Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Beverly Corp. or any Beverly Corp. Subsidiary, or to the knowledge of Beverly Corp., relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Beverly Corp. or any Beverly Corp. Subsidiary;

        (c) To the knowledge of Beverly Corp., Beverly Trust and Beverly Bank, during the period of Beverly Corp.'s or any Beverly Corp. Subsidiary's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

        (d) To the knowledge of Beverly Corp., Beverly Trust and Beverly Bank, neither Beverly Corp. nor any Beverly Corp. Subsidiary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

        (e) For purposes of this section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

     3.16 RESERVES FOR LOSSES.

     All reserves or other allowances for possible losses reflected in Beverly Corp.'s most recent financial statements referred to in Section 3.6 complied with all Laws and are adequate under GAAP. None of Beverly Corp., Beverly Trust or Beverly Bank has been notified by the FRB, the FDIC, OCC, the Illinois Commissioner or Beverly Corp.'s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Beverly Corp., Beverly Trust or Beverly Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FRB, the FDIC, the OCC, the Illinois Commissioner or Beverly Corp.'s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Beverly Corp., Beverly Trust or Beverly Bank. Beverly Corp. has previously furnished St. Paul with a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Beverly Corp. agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section

8.1. All OREO held by Beverly Corp., Beverly Trust or Beverly Bank is being carried net of reserves at the lower of cost or net realizable value.

     3.17 PROPERTIES AND ASSETS.

     Section 3.17 of the Beverly Corp. Disclosure Schedule lists (i) all real property owned by Beverly Corp. and each Beverly Corp. Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Beverly Corp. or any Beverly Corp. Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Beverly Corp. or any Beverly Corp. Subsidiary is a party; and (iv) all items of Beverly Corp.'s or any Beverly Corp. Subsidiary's tangible personal property and equipment with a book value of [$25,000] or more or having any annual lease payment of [$10,000] or more. Except for (a) items reflected in Beverly Corp.'s consolidated financial statements as of December 31, 1996 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Beverly Corp.'s or any Beverly Corp. Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1996, and (e) items listed in Section 3.17 of the Beverly Corp. Disclosure Schedule, Beverly Corp. and each Beverly Corp. Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. Beverly Corp. and each Beverly Corp. Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Beverly Corp. nor any Beverly Corp. Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1996. All properties and assets used by Beverly Corp. and each Beverly Corp. Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. Beverly Corp. and each Beverly Corp. Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Beverly Corp. or any Beverly Corp. Subsidiary is a party are valid and binding obligations in accordance with the terms thereof. Neither Beverly Corp. nor any Beverly Corp. Subsidiary is in material default with respect to any such lease, and there has occurred no default by Beverly Corp. or any Beverly Corp. Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Beverly Corp. or any Beverly Corp. Subsidiary of any of the property owned, leased, or occupied by them.

     3.18 INSURANCE.

     Section 3.18 of the Beverly Corp. Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Beverly Corp. and any Beverly Corp. Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Beverly Corp. and any Beverly Corp. Subsidiary) are in full force and effect and have been in full force and effect. As of the date hereof, neither Beverly Corp. nor any Beverly Corp. Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Beverly Corp. and Beverly Corp. Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Beverly Corp. and the Beverly Corp. Subsidiaries, and is sufficient for compliance by Beverly Corp. and the Beverly Corp. Subsidiaries with all requirements of Law and agreements to which Beverly Corp. or any of the Beverly Corp. Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section
3.18 of the Beverly Corp. Disclosure Schedule, as in effect on the date hereof, have been delivered to St. Paul.

     3.19 FIDUCIARY RELATIONSHIPS.

     Beverly Trust is in compliance with all, and is not in violation, and, to Beverly Trust's knowledge, is not under investigation with respect to any violation, of any laws, applicable to Beverly Trust or the conduct of its business. Without limiting the foregoing, Beverly Trust has conducted its business in full compliance with all applicable standards and regulations under ERISA and the fiduciary laws of the State of Illinois, and in accordance with all trust and other fiduciary contracts or other relationships. Beverly Trust's business and assets are limited to those that are permissible to be conducted by and held by a trust under the laws, including without limitation, the applicable laws of the State of Illinois.

      3.20 COMPLIANCE WITH APPLICABLE LAWS.

     Each of Beverly Corp. and any Beverly Corp. Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Beverly Corp. nor any Beverly Corp. Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     3.21   LOANS.

     As of the date hereof:

        (a) All loans owned by Beverly Corp. or any Beverly Corp. Subsidiary, or in which Beverly Corp. or any Beverly Corp. Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

        (b) All loans owned by Beverly Corp. or any Beverly Corp. Subsidiary, or in which Beverly Corp. or any Beverly Corp. Subsidiary has an interest, have been made or acquired by Beverly Corp. in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in Beverly Corp.'s consolidated financial statements at September 30,1997 referred to in Section
3.6 hereof. Each of Beverly Corp. and each Beverly Corp. Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Beverly Corp. and each Beverly Corp. Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.21(b) of the Beverly Corp. Disclosure Schedule), and each of Beverly Corp. and any Beverly Corp. Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.21(b) of the Beverly Corp. Disclosure Schedule, all loans purchased or originated by Beverly Corp. or any Beverly Corp. Subsidiary and subsequently sold by Beverly Corp. or any Beverly Corp. Subsidiary have been sold without recourse to Beverly Corp. or any Beverly Corp. Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of February 28, 1998 prepared by Beverly Corp. and each Beverly Corp. Subsidiary, which reports include all loans delinquent or otherwise in default, have been furnished to St. Paul. True, correct and complete copies of the currently effective lending policies and practices of Beverly Corp. and each Beverly Corp. Subsidiary also have been furnished to St. Paul.

        (c) Except as set forth at Schedule 3.21(c) each outstanding loan participation sold by Beverly Corp. or any Beverly Corp. Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Beverly Corp. or any Beverly Corp. Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Beverly Corp. or any Beverly Corp. Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Beverly Corp. and any Beverly Corp. Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

        (d) Beverly Corp. and each Beverly Corp. Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

        (e) Section 3.21(e) of the Beverly Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by Regulation O of the FRB.

     3.22 AFFILIATES.

     Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of Beverly Corp. is listed at
Section 3.22 of the Beverly Corp. Disclosure Schedule, and except as indicated thereon each such person has delivered to St. Paul, concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit D hereto (the "Beverly Stockholder Agreement"). The Beverly Stockholder Agreement has been duly and validly executed and delivered by each person that is a party thereto and, assuming due authorization, execution and delivery by St. Paul, constitutes the valid and binding obligation of such person, enforceable against such person in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.23 OWNERSHIP OF ST. PAUL COMMON STOCK.

     Except as set forth at Section 3.23 of the Beverly Corp. Disclosure Schedule, neither Beverly Corp. nor any of its directors, officers, 5% or greater shareholders or affiliates (as used above in Section

3.22) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of St. Paul (other than those agreements, arrangements or understandings specifically contemplated hereby).

     3.24 FAIRNESS OPINION.

     Beverly Corp. has received an opinion from McDonald to the effect that, in its opinion, the consideration to be paid to shareholders of Beverly Corp. hereunder is fair to such shareholders from a financial point of view (the "McDonald Fairness Opinion"), and McDonald has consented to the inclusion of the McDonald Fairness Opinion in the Registration Statement.

     3.25 BEVERLY CORP. INFORMATION.

     The information relating to Beverly Corp. and its Subsidiaries to be provided by Beverly Corp. to be contained in the Joint Proxy Statement/Prospectus (defined below) and the Registration Statement (defined below) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for the portions thereof relating solely to St. Paul or any of its Subsidiaries, as to which Beverly Corp. makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ST. PAUL

     St. Paul, on behalf of itself and its wholly-owned subsidiary, St. Paul Bank hereby makes the following representations and warranties to Beverly Corp. as set forth in this Article IV, each of which is being relied upon by Beverly Corp. as a material inducement to enter into and perform this Agreement.

      4.1 CORPORATE ORGANIZATION.

        (a) St. Paul is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. St. Paul has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. St. Paul is duly registered as a savings and loan holding company with the OTS
under HOLA.   The Certificate of Incorporation and By-Laws of St. Paul, copies of which have previously been made available to Beverly Corp., are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        (b) St. Paul Bank is a federal savings bank chartered by the OTS under the laws of the United States with its main office in the State of Illinois. St. Paul Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Charter and By-Laws of St. Paul Bank, copies of which have previously been made available to Beverly Corp., are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     4.2 CAPITALIZATION.

        (a) The authorized capital stock of St. Paul consists of 40,000,000 shares of St. Paul Common Stock, of which 34,303,720 shares were outstanding (net of 1,140,147 treasury shares) at February 28, 1998 and 10,000,000 shares of serial preferred stock, par value $.01 per share ("St. Paul Preferred Stock"), none of which were outstanding at February 28, 1998. At such date, there were 3,546,195 shares of St. Paul Common Stock reserved for issuance pursuant to options. All of the issued and outstanding shares of St. Paul Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Shares will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, St. Paul does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of St. Paul Common Stock or St. Paul Preferred Stock or any other equity securities of St. Paul or any securities presenting the right to purchase or otherwise receive any shares of St. Paul Common Stock or St. Paul Preferred Stock, other than pursuant to that certain Rights Agreement between St. Paul and First National Bank of Boston.

        (b) All of the outstanding shares of common stock of St. Paul Bank are owned by St. Paul free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

     4.3 AUTHORITY; NO VIOLATION.

        (a) St. Paul has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of St. Paul. The Board of Directors of St. Paul has directed that the St. Paul Issuance and the St. Paul Amendment be submitted to St. Paul's shareholders for approval at a special meeting of such shareholders and, except for the approval of such matters by the requisite vote of St. Paul's shareholders, no other corporate proceedings on the part of St. Paul (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by St. Paul and (assuming due authorization, execution and delivery by Beverly Corp.) will constitute valid and binding obligations of St. Paul, enforceable against St. Paul in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

        (b) St. Paul Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of St. Paul Bank and by St. Paul as the sole shareholder of St. Paul Bank. All corporate proceedings on the part of St. Paul Bank necessary to consummate the transactions contemplated thereby have been taken. The Bank Merger

Agreement, upon execution and delivery by St. Paul Bank, will be duly and validly executed and delivered by St. Paul Bank and will (assuming due authorization, execution and delivery by Beverly Bank) constitute a valid and binding obligation of St. Paul Bank, enforceable against St. Paul Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (c) Neither the execution and delivery of this Agreement or the Option Agreement by St. Paul or the Bank Merger Agreement by St. Paul Bank, nor the consummation by St. Paul or St. Paul Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by St. Paul or St. Paul Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of St. Paul or the Charter or By-Laws of St. Paul Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to St. Paul, St. Paul Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of St. Paul or St. Paul Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which St. Paul or St. Paul Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4 REGULATORY APPROVALS.

        (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the FRB, the OTS and the OCC and approval of such applications and notices, (ii) the filing of any required applications or notices with the FDIC and OTS as to the subsidiary activities of Beverly Bank which become service corporation or operating subsidiaries of St. Paul Bank and approval of such applications and notices,
(iii) the State Banking Approvals, (iv) the filing with the SEC of a registration statement on Form S-4 to register the shares of St. Paul Common Stock to be issued in connection with the Merger (including the shares of St. Paul Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the Proxy Statement/Prospectus,
(v) the approval of this Agreement by the requisite vote of the shareholders of Beverly Corp., (vi) the approval of each of the St. Paul Issuance and the St. Paul Amendment by the requisite vote of shareholders of St. Paul; (vii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (viii) the filings required by the Bank Merger Agreement, and (ix) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of St. Paul Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by St. Paul of this Agreement and the Option Agreement, (2) the consummation by St. Paul of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by St. Paul Bank of the Bank Merger Agreement, and (4) the consummation by St. Paul Bank of the transactions contemplated by the Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability of Beverly Corp. to consummate the transactions contemplated thereby.

        (b) St. Paul hereby represents to Beverly Corp. that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

     4.5 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

     St. Paul has previously delivered to Beverly Corp. true, correct and complete copies of the consolidated balance sheets of St. Paul and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in St. Paul's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to St. Paul, and the interim financial statements of St. Paul as of and for the nine months ended September 30, 1996 and 1997, as included in St. Paul's quarterly report on Form 10-Q for the period ended September 30, 1997, as filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of St. Paul and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. St. Paul's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and St. Paul has previously delivered to Beverly Corp. true, correct and complete copies of such reports. The books and records of St. Paul and St. Paul Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as disclosed in St. Paul's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, true, correct and complete copies of which have previously been delivered to Beverly Corp., since December 31, 1996, no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on St. Paul.

     4.7 OWNERSHIP OF BEVERLY COMMON STOCK; AFFILIATES AND ASSOCIATES.

        (a) Except for this Agreement, neither St. Paul nor any of its affiliates or associates (as such terms are defined under the Exchange Act),
(i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, more than five percent of the outstanding capital stock of Beverly Corp., excluding the shares of Beverly Common Stock issuable pursuant to the Option Agreement to be executed subsequent to the execution of the Agreement.

        (b) Neither St. Paul nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL Section 203(c) (1)) or an "associate" (as such term is defined in DGCL Section 203(c) (2)) of Beverly Corp.

     4.8 AGREEMENTS WITH REGULATORY AGENCIES.

     Neither St. Paul nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has St. Paul, nor St. Paul Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.9 BROKER'S FEES.

     Neither St. Paul nor any St. Paul Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that St. Paul has engaged, and will pay a fee or commission to Merrill Lynch & Co. ("Merrill Lynch") in accordance with the terms of a letter agreement between Merrill Lynch and St. Paul, dated March 12, 1998, a true, complete and correct copy of which has been provided to Beverly Corp.

     4.10 LEGAL PROCEEDINGS.

        (a) Neither St. Paul nor any of its Subsidiaries is a party to any, and there are no pending or, to St. Paul's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against St. Paul or any of its Subsidiaries in which, to St. Paul's knowledge, there is a reasonable probability of any material recovery against or other material effect upon St. Paul or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.

        (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon St. Paul, any of its Subsidiaries or the assets of St. Paul or any of its Subsidiaries.

     4.11 COMPLIANCE WITH APPLICABLE LAWS.

     Each of St. Paul and any St. Paul Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither St. Paul nor any St. Paul Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     4.12 FAIRNESS OPINION.

     St. Paul has received an opinion from Merrill Lynch to the effect that, in its opinion, the Exchange Ratio is fair to St. Paul stockholders from a financial point of view (the "Merrill Lynch Fairness Opinion"), and Merrill Lynch has consented to the inclusion of the Merrill Lynch Fairness Opinion in the Registration Statement.

     4.13 ST. PAUL INFORMATION.

     The information relating to St. Paul and its Subsidiaries to be provided by St. Paul to be contained in the Joint Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for the portions thereof relating solely to Beverly Corp. or any of its Subsidiaries, as to which St. Paul makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations thereunder.


ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  COVENANTS OF BEVERLY CORP.


     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of St. Paul, Beverly Corp. and each Beverly Corp. Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Beverly Corp. will use its reasonable efforts to (x) preserve its business organization and that of each Beverly Corp. Subsidiary intact, (y) keep available to itself and St. Paul the present services of the employees of Beverly Corp. and each Beverly Corp. Subsidiary and (z) preserve for itself and St. Paul the goodwill of the customers of Beverly Corp. and each Beverly Corp. Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Beverly Corp. Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by St. Paul in writing, Beverly Corp. shall not, and shall not permit any Beverly Corp. Subsidiary to:

        (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by Beverly Corp. not to exceed $.09 per share on the Beverly Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by Beverly Corp. during its fiscal year ended December 31, 1997 and except that any Beverly Corp. Subsidiary may declare and pay dividends and distributions to Beverly Corp.); provided, however, that under no circumstances shall Beverly Corp. declare, set aside or pay any dividends if it would result in the holders of Beverly Common Stock receiving more than four cash dividend payments in fiscal 1998, when considered with anticipated St. Paul dividends based on past practice, nor shall Beverly Corp. be prohibited from declaring, setting aside or paying dividends consistent herewith if the Closing Date is such that holders of Beverly Common Stock would receive fewer than four cash dividends in fiscal 1998, when considered with anticipated St. Paul dividends based on past practice it being understood that the parties hereto intend for Beverly Corp. to pay its regular quarterly cash dividends to shareholders as to any completed fiscal quarter prior to the Effective Time;

        (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Beverly Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and

DPC Shares, as such terms are defined in Section 1.4(c) hereof), any shares of the capital stock of Beverly Corp. or any Beverly Corp. Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Beverly Corp. or any Beverly Corp. Subsidiary;

        (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Beverly Common Stock pursuant to stock options or similar rights to acquire Beverly Common Stock granted pursuant to the Beverly Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

        (d) amend its Certificate of Incorporation, By-Laws or other similar governing documents;

        (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, (ii) engage in substantive discussions or negotiations with or (iii) provide any information to, any person, entity or group (other than St. Paul) concerning any Acquisition Transaction (as defined below). Notwithstanding the foregoing, Beverly Corp. may enter into discussions or negotiations or provide information in connection with a possible Acquisition Transaction if the Board of Directors of Beverly Corp., following receipt of a written opinion of counsel, reasonably determines in the exercise of its fiduciary duty that such discussions or negotiations must be commenced or such information must be furnished. Beverly Corp. shall promptly communicate to St. Paul the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction with, or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Beverly Corp. will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than St. Paul with respect to any of the foregoing. As used in this Agreement, Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (I) any tender or exchange offer, (II) merger, consolidation or other business combination involving Beverly Corp. or any Beverly Corp. Subsidiary, or (III) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets, out of the ordinary course of business, of, Beverly Corp. or Beverly Bank other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

        (f) make capital expenditures aggregating in excess of $25,000;

        (g) enter into any new line of business;

        (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

        (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

        (j) change its methods of accounting in effect at December 31, 1997 except as required by changes in GAAP or regulatory accounting principles as concurred to by St. Paul's independent auditors;

        (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Beverly Corp. or any Beverly Corp. Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, (iv) hire any new employee at an annual compensation in excess of $40,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

        (l) except for short-term borrowings with a maturity of one year or less in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

        (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

        (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

        (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Beverly Corp. or any Beverly Corp. Subsidiary;

        (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing, and which would not change the risk profile of Beverly Bank based on its existing deposit and lending policies or make any equity investments;

        (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

        (r) originate (i) any loans except in accordance with existing Beverly Bank lending policies, (ii) residential mortgage loans in excess of $500,000,
(iii) unsecured consumer loans in excess of $25,000, (iv) commercial business loans in excess of $250,000 as to any loan or $250,000 in the aggregate as to related loans, or loans to related persons, (v) commercial real estate first mortgage loans in excess of $500,000 as to any loan or $500,000 in the aggregate as to related loans, or loans to related persons, or (vi) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $150,000, except in each case for loans for which written applications have been received by Beverly Bank.;

        (s) make any investments in any equity or derivative securities, or any debt securities issued or guaranteed by any municipality or otherwise exempt to any extent from federal, state or local taxation, or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than one year;

        (t)  sell or purchase any mortgage loan servicing rights; or

        (u) agree or commit to do any of the actions set forth in (a) - (t) above.

The consent of St. Paul to any action by Beverly Corp. or any Beverly Corp. Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chairman, President or any Senior Vice President of St. Paul.


     5.2  MERGER COVENANTS.

     Notwithstanding that Beverly Corp. believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Beverly Corp. recognizes that St. Paul may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Beverly Corp. and St. Paul shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Beverly Corp.'s loan, accrual and reserve policies to those policies of St. Paul to the extent appropriate.

     5.3  COMPLIANCE WITH ANTITRUST LAWS.

     Each of St. Paul and Beverly Corp. shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of St. Paul and Beverly Corp. shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. St. Paul and Beverly Corp. shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or
(b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include, among other things and to the extent St. Paul so desires, the willingness of St. Paul to accept an order agreeing to the divestiture, or the holding separate, of any assets of St. Paul or Beverly Corp.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1  REGULATORY MATTERS.

          (a) Upon the execution and delivery of this Agreement, St. Paul and Beverly Corp. (as to information to be included therein pertaining to Beverly Corp.) shall promptly cause to be prepared and filed with the SEC a registration statement of St. Paul on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the St. Paul Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement and the Merger by the shareholders of Beverly Corp., and the St. Paul Issuance and St. Paul Amendment by the shareholders of St. Paul. St. Paul and Beverly Corp. shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Beverly Corp. is discovered by Beverly Corp. which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, Beverly Corp. shall promptly inform St. Paul, and shall furnish St. Paul with all necessary information relating to such event whereupon St. Paul shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of St. Paul and Beverly Corp. (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to St. Paul is discovered by St. Paul which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, St. Paul shall promptly inform Beverly Corp., and St. Paul shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of St. Paul and Beverly Corp. (if prior to the meeting of shareholders pursuant to Section
6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. St. Paul shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement and Beverly Corp. shall furnish all information concerning Beverly Corp. and the holders of Beverly Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). Beverly Corp. and St. Paul shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Beverly Corp. or St. Paul, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

          (c) Beverly Corp. shall, upon request, furnish St. Paul with all information concerning Beverly Corp. and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of St. Paul to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d) St. Paul and Beverly Corp. shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2  ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Beverly Corp. shall accord to the officers, employees, accountants, counsel and other representatives of St. Paul, access, during normal business hours during the period prior to the Effective Time, to all its, Beverly Trust's and Beverly Bank's properties, books, contracts, commitments and records and, during such period, Beverly Corp. shall make available to St. Paul (i) a copy of each report, schedule, registration statement and other document filed or received by it (including Beverly Trust and Beverly Bank) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including Beverly Trust and Beverly Bank) business, properties and personnel as St. Paul may reasonably request. St. Paul shall receive notice of all meetings of the Beverly Corp., Beverly Trust and Beverly Bank Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Beverly Corp., Beverly Trust and Beverly Bank, as the case may be, representatives to such meetings are required to be provided notice). Up to two representatives of St. Paul shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or an Acquisition Transaction or such other matters deemed confidential ("Confidential Matters") of Beverly Corp., Beverly Trust or Beverly Bank, as the case may be) and such meetings of committees of the Board of Directors and management of Beverly Corp., Beverly Trust and Beverly Bank which St. Paul desires. St. Paul will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which St. Paul entered into with Beverly Corp. dated February 13, 1998 (the "Confidentiality Agreement").

          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, St. Paul shall afford to the officers, employees, accountants, counsel and other representatives of Beverly Corp., access, during normal business hours during the period prior to the Effective Time, to such information regarding St. Paul as shall be reasonably necessary for Beverly Corp. to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Beverly Corp. to confirm that the representations and warranties of St. Paul contained herein are true and correct and that the covenants of St. Paul contained herein have been performed in all material respects. Beverly Corp. will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          (d) Beverly Corp. shall provide St. Paul with true, correct and complete copies of all financial and other information provided to directors of Beverly Corp., Beverly Trust and Beverly Bank in connection with meetings of their Boards of Directors or committees thereof.

     6.3  SHAREHOLDER MEETINGS.

          (a) Beverly Corp. shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 35 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the "Special Meeting"). Management and the Board of Directors of Beverly Corp. shall recommend to Beverly Corp.'s shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of Beverly Corp. reasonably determines, based upon the written advice of Beverly Corp.'s legal counsel, that such recommendation or opposition, as the case may be, would constitute a breach of the exercise of its fiduciary duty. Beverly Corp. and St. Paul shall coordinate and cooperate with respect to the foregoing matters.

          (b) St. Paul shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 35 days after the Registration Statement becomes effective for the purpose of voting upon the approval of each of the St. Paul Issuance and the St. Paul Amendment.
Management and the Board of Directors of St. Paul shall recommend approval of each of the St. Paul Issuance and the St. Paul Amendment.

     6.4  LEGAL CONDITIONS TO MERGER.

     Each of St. Paul and Beverly Corp. shall use their reasonable best efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in
Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Beverly Corp. or St. Paul in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  STOCK EXCHANGE LISTING.

     St. Paul shall cause the shares of St. Paul Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market System (or such other exchange on which the St. Paul Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

     6.6  EMPLOYEES.

          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate, but not for vesting and benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by St. Paul or St. Paul Bank, as applicable, (other than St. Paul's Employee Stock Ownership Plan), individuals who are employees of Beverly Corp. or any Beverly Corp.
                                      30

Subsidiary at the Effective Time will be credited with periods of service with Beverly Corp. or any Beverly Corp. Subsidiary before the Effective Time as if such service had been with St. Paul or St. Paul Bank, as applicable. Similar service credit shall also be given by St. Paul or St. Paul Bank in determining eligibility to participate in other retirement, vacation and similar benefits provided to such employees of Beverly Corp., Beverly Trust or Beverly Bank after the Merger.

          (b) St. Paul Bank will merge the existing 401(k) plan of Beverly Bank with the St. Paul 401(k) Plan after the Merger in accordance with the applicable provisions of the Code and ERISA, subject to St. Paul having obtained before such merger of plans a favorable determination letter from the Internal Revenue Service with respect thereto. St. Paul Bank will not be obligated to make any matching or other employer contributions to either 401(k) plan after the Merger.

          (c) After the Effective Time, employees of Beverly Corp. or its Subsidiaries who continue to be employed by St. Paul or any of its Subsidiaries, will be eligible for benefits that St. Paul or such Subsidiary, as the case may be, provides to its employees generally and on substantially the same basis to such employees. St. Paul will or will cause St. Paul Bank to
(i) give credit to employees of Beverly Corp. and its Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of St. Paul or St. Paul Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Beverly Corp. or its Subsidiaries.

     6.7  INDEMNIFICATION.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Beverly Corp. (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Beverly Corp. or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Beverly Corp. It is understood and agreed that after the Effective Time, St. Paul shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Certificate of Incorporation and Bylaws of St. Paul as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to St. Paul; provided, however, that (1) St. Paul shall have the right to assume the defense thereof and upon such assumption St. Paul shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if St. Paul elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between St. Paul and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to St. Paul, and St. Paul shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) St. Paul shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, (3) St. Paul shall not be liable for any settlement effected without its prior written consent (which consent shall not

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


be unreasonably withheld or delayed), and (4) St. Paul shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the gross negligence, willful misconduct or malfeasance of the Indemnified Party. St. Paul shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) St. Paul would be permitted to advance such expenses pursuant to the DGCL and St. Paul's Certificate of Incorporation or Bylaws, and (ii) St. Paul receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by St. Paul pursuant to the DGCL and St. Paul's Certificate of Incorporation or Bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify St. Paul thereof; provided, however, that the failure to so notify shall not affect the obligations of St. Paul under this Section 6.7 except to the extent such failure to notify materially prejudices St. Paul. St. Paul's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) St. Paul shall purchase for the benefit of the persons serving as executive officers and directors of Beverly Corp. immediately prior to the Effective Time, directors' and officers' liability insurance coverage for at least one year after the Effective Time, under either Beverly Corp.'s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than St. Paul's current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such ("Tail Insurance"). For the period beginning after one year from the Effective Time, through up to two years after the Effective Time, St. Paul shall use commercially reasonable efforts to purchase for the benefit of the persons serving as executive officers and directors of Beverly Corp. immediately prior to the Effective Time Tail Insurance; provided, however, that St. Paul shall not be required to spend more than the amount it paid for the Tail Insurance for the first year following the Effective Time.

     6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

     As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter, as to which the time period shall be 90 days), St. Paul will deliver to Beverly Corp. and Beverly Corp. will deliver to St. Paul their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

     6.9  ADDITIONAL AGREEMENTS.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and St. Paul's and Beverly Corp.'s Subsidiaries shall take all such necessary action as may be reasonably requested by St. Paul.

     6.10  ADVICE OF CHANGES.

     St. Paul and Beverly Corp. shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Beverly Corp. with the covenants set forth in Section
5.1 hereof.

     6.11  CURRENT INFORMATION.

     During the period from the date of this Agreement to the Effective Time, Beverly Corp. will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of St. Paul and to report the general status of the ongoing operations of Beverly Corp. Beverly Corp. will promptly notify St. Paul of any material change in the normal course of business or in the operation of the properties of Beverly Corp. and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Beverly Corp., and will keep St. Paul fully informed of such events.

     6.12  EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT.

     Prior to the Effective Time, (a) St. Paul and Beverly Corp. each shall execute and deliver the Certificate of Merger substantially in the form at Exhibit C, and (b) St. Paul and Beverly Corp. each shall cause St. Paul Bank and Beverly Bank, respectively, to execute and deliver the Bank Merger Agreement, in substantially the form at Exhibit A.

     6.13  CHANGE IN STRUCTURE.

     St. Paul may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse federal income tax consequences to the Beverly Corp. shareholders as a result of such modification, (ii) the consideration to be paid to the Beverly Corp. shareholders under this Agreement is not thereby changed or reduced in kind or amount, and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. In the event that St. Paul elects to change the structure of the Merger, the Bank Merger or any other transactions contemplated hereby, the parties agree to modify this Agreement and the various exhibits hereto, or enter into any other agreements, to reflect such revised structure. In such event, St. Paul shall prepare appropriate amendments to this Agreement and the exhibits hereto, or other documents, for execution by the parties hereto. St. Paul and Beverly Corp. agree to cooperate fully with each other to effect such amendments or other documents.

     6.14  TRANSACTION EXPENSES OF BEVERLY.

           (a) For planning purposes, Beverly Corp. shall, within 15 days from the date hereof, provide St. Paul with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Beverly Corp. in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Beverly Corp. shall promptly notify St. Paul if or when it determines that it will expect to exceed its budget.

           (b) Promptly after the execution of this Agreement, Beverly Corp. shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Beverly Corp. shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

           (c) Beverly Corp. shall advise St. Paul monthly of all out-of-pocket expenses which Beverly Corp. has incurred in connection with this transaction.

           (d) St. Paul, in reasonable consultation with Beverly Corp., shall make all arrangements with respect to the printing and mailing of the Joint Proxy Statement/Prospectus. Each of St. Paul and Beverly Corp. shall, if St. Paul reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for their respective the Special Meeting. Beverly Corp. agrees to cooperate as to such matters.

     6.15  REGISTRATION OF OPTION SHARES.

     Promptly following the Effective Time, St. Paul will cause to be registered under the Securities Act the shares of St. Paul Common Stock subject to issuance under the Beverly Stock Plans.

     6.16  FURTHER ACTIONS OF BEVERLY.

     Upon the written request of St. Paul, Beverly Corp. shall, within 5 business days of the date of such written request, demand payment of, or cause Beverly Bank to demand payment of, any and all loans (to the extent identified by St. Paul) of Beverly Corp. or Beverly Bank, as the case may be, which loans are (or should have been) set forth at Sections 3.5(a) or 3.21(e) of the Beverly Corp. Disclosure Schedule, and which loans are secured or collateralized in any way by Beverly Common Stock.


ARTICLE VII
CONDITIONS PRECEDENT

     7.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (A)  SHAREHOLDER APPROVALS.

                (i) This Agreement, including the Certificate of Merger, and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least majority of the outstanding shares of Beverly Common Stock entitled to vote thereon.

                (ii) The St. Paul Issuance and the St. Paul Amendment each shall have been approved by the requisite vote of the outstanding shares of St. Paul Common Stock.

           (B)  STOCK EXCHANGE LISTING.

           The shares of St. Paul Common Stock which shall be issued in the Merger (including the St. Paul Common Stock that may be issued upon exercise of the options referred to in Section 1.5 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market System (or such other exchange on which the St. Paul Common Stock may become listed).

           (C)  OTHER APPROVALS.

           All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that St. Paul reasonably determines to be burdensome or otherwise alter the benefits for which it bargained in this Agreement.

           (D)  REGISTRATION STATEMENT.

           The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (E)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an "Injunction") contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

           (F)  FEDERAL TAX OPINION.

           St. Paul shall have received from Hogan & Hartson L.L.P., St. Paul's special counsel, an opinion in form and substance reasonably satisfactory to St. Paul, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of Beverly Corp., St. Paul, their respective affiliates and others.

           (G)  POOLING OF INTERESTS.

           St. Paul shall have received (i) advice of Ernst & Young LLP and Grant Thornton, LLP, independent accountants, within two weeks of the date hereof, to the effect that the Merger will be accounted for as a pooling of interests, and (ii) as of the Effective Time, a written opinion of each of Ernst & Young LLP and Grant Thornton, LLP to the effect that the Merger will be accounted for as a pooling-of-interests.

     7.2  CONDITIONS TO OBLIGATIONS OF ST. PAUL.

     The obligation of St. Paul to effect the Merger is also subject to the satisfaction or waiver by St. Paul at or prior to the Effective Time of the following conditions:

          (A)  REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of Beverly Corp. set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Beverly Corp. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. St. Paul shall have received a certificate signed on behalf of Beverly Corp. by each of the President and Chief Executive Officer and the Chief Financial Officer of Beverly Corp. to the foregoing effect.

          (B)  PERFORMANCE OF COVENANTS AND AGREEMENTS OF BEVERLY CORP.

          Beverly Corp. shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. St. Paul shall have received a certificate signed on behalf of Beverly Corp. by each of the President and Chief Executive Officer and the Chief Financial Officer of Beverly Corp. to such effect.

          (C)  CONSENTS UNDER AGREEMENTS.

          (i) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Beverly Corp. under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Corporation.

          (ii) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of Beverly Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Bank.

          (D)  NO PENDING GOVERNMENTAL ACTIONS.

          No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (E)  NO MATERIAL ADVERSE CHANGE.

          There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Beverly Corp. or any Beverly Corp. Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on Beverly Corp.

          (F)  LEGAL OPINION.

          St. Paul shall have received the opinion of Lord, Bissell & Brook, counsel to Beverly Corp., dated the Closing Date, as to such matters as St. Paul may reasonably request. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of Beverly Corp. and of public officials, reasonably acceptable to St. Paul.

          (G)  ACCOUNTANT'S COMFORT LETTER.

          Beverly Corp. shall have caused to be delivered on the respective dates thereof to St. Paul "comfort letters" from Grant Thornton, LLP, Beverly Corp.'s independent public accountants, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing (defined in Section 9.1 hereof), and addressed to St. Paul and Beverly Corp., with respect to Beverly Corp.'s financial data presented in the Proxy Statement/Prospectus, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

          (H)  TERMINATION OF DATA PROCESSING CONTRACT

          Notwithstanding any other representation, warranty, covenant or other agreement to the contrary herein, that certain data processing agreement dated May 1, 1995 between Midwest Payment Systems, Inc. and Beverly Corp., including all addendums, attachments and other documents incorporated therein or made a part thereof, shall have been terminated effective May 1, 1998, with no liability whatsoever as a result thereof or otherwise to Beverly Corp. or any of its Subsidiaries, or any of their respective successors or assigns.

          (I)  REPAYMENT OF LOANS.

          Any and all loans of Beverly Corp. and Beverly Bank as to which St. Paul has requested that Beverly Corp. or Beverly Bank make demand for payment in accordance with Section 6.16 above, shall have been paid in full, with no waiver or negation of any rights or remedies available against the borrower thereunder.


     7.3  CONDITIONS TO OBLIGATIONS OF BEVERLY CORP.

     The obligation of Beverly Corp. to effect the Merger is also subject to the satisfaction or waiver by Beverly Corp. at or prior to the Effective Time of the following conditions:

          (A)  REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of St. Paul set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on St. Paul. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Beverly Corp. shall have received a certificate signed on behalf of St. Paul by each of the President and the Chief Financial Officer of St. Paul to the foregoing effect.

        (B) PERFORMANCE OF COVENANTS AND AGREEMENTS OF ST. PAUL.

        St. Paul shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Beverly Corp. shall have received a certificate signed on behalf of St. Paul by each of the President and the Chief Financial Officer of St. Paul to such effect.

        (C) CONSENTS UNDER AGREEMENTS.

        The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which St. Paul is a party or is otherwise bound shall have been obtained.

        (D) NO PENDING GOVERNMENTAL ACTIONS.

        No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

        (E) LEGAL OPINION.

        Beverly Corp. shall have received the opinion of Clifford M. Sladnick, Esq., Senior Vice President, General Counsel and Corporate Secretary of St. Paul, dated the Closing Date, as to the authorization, validity and non-assessibility of the St. Paul Common Stock to be issued pursuant to this Agreement, and as to such matters as Beverly Corp. may reasonably request. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of St. Paul and of public officials and opinions of local counsel, reasonably acceptable to Beverly Corp.

        (F) NO MATERIAL ADVERSE CHANGE.

        There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of St. Paul or any St. Paul Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on St. Paul.


ARTICLE VIII
TERMINATION AND AMENDMENT

     8.1  TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Beverly Corp. or St. Paul, if applicable:

        (a) by mutual consent of St. Paul and Beverly Corp. in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either St. Paul or Beverly Corp. upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this
Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (c) by either St. Paul or Beverly Corp. if the Merger shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either St. Paul or Beverly Corp. (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of either party hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

        (e) by either St. Paul or Beverly Corp. (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

        (f) by either St. Paul or Beverly Corp. (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

        (g) by St. Paul, if the management of Beverly Corp. or its Board of Directors, for any reason, (i) fails to call and hold within 35 days of the effectiveness of the Registration Statement a special meeting of Beverly Corp.'s shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e) of this Agreement, and by Beverly Corp., if the management of St. Paul or its Board of Directors, for any reason, (i) fails to call and hold within 35 days of the effectiveness of the Registration Statement a special meeting of St. Paul's shareholders to consider and approve the St. Paul Issuance and the St. Paul Amendment, or (ii) fails to recommend to shareholders the approval of the St. Paul Issuance and the St. Paul Amendment;

     (h)

        (i) by Beverly Corp., if (either before or after its approval by the shareholders of Beverly Corp.) both (A) its Board of Directors so determines by a vote of at least two-thirds of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date, and (B) the St. Paul Common Stock Average Price on the Determination Date shall be less than the lesser of $21.25, or $21.25 multiplied by the Index Ratio.

        (ii) Notwithstanding the foregoing, if Beverly Corp. elects to exercise its termination right pursuant to subsection (h)(i), it shall give prompt written notice to St. Paul (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, St. Paul shall have the option of increasing the consideration to be received by the holders of Beverly Corp. Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (A) a number (rounded to four decimals) equal to a quotient, the numerator of which is $21.25 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the St. Paul Common Stock Average Price (defined below), and (B) a number equal to a quotient, the numerator of which is the Index Ratio less 0.20, multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the St. Paul Ratio (defined below). If St. Paul makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to Beverly Corp. of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to subsection (h)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (h)(ii).

        For purposes of this subsection (h), the following terms shall have the meanings indicated:

        "St. Paul Common Stock Average Price" means the average of the daily closing sales prices of St. Paul Common Stock as reported on the Nasdaq Stock Market's National Market Tier (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by St. Paul) for the 20 consecutive full trading days in which such shares are reported on the Nasdaq Stock Market ending at the close of trading on the Determination Date.

        "Determination Date" means the date on which the approval of the OTS required for consummation of the Merger shall be received or, if no OTS approval is required, then the date of the last federal banking approval required of St. Paul is received.

        "Index Price" on a given date mean the weighted average (weighted in accordance with the factors listed below) of the closing prices on such date of the companies composing the Index Group ( as defined below). If any company belonging to the Index Group or St. Paul declares of effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of share or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or St. Paul will be appropriately adjusted for use in the Index.

        "Starting Date" means the first Nasdaq Stock Market trading day preceding the date of this Agreement.

        "St. Paul Ratio" means the number obtained by dividing the St. Paul Common Stock Average Price on the Determination Date by the Starting Date Closing Price.

        "Index Ratio" means the number obtained by dividing the Index Price at the close of business on the Determination Date by the Index Price at close of business on the Starting Date.

        "Index Group" means the 23 financial institution holding companies listed at Exhibit E hereto, the common stock of all of which will be publicly traded and as to which there will not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirors market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which were determined based on the number of outstanding share of common stock) redistributed proportionately for the purposes of determining the Index Price. The 23 holding companies and the weights attributed to them are as set forth at Exhibit E.

        (i) by St. Paul if Beverly Corp. has complied with Section 5.1(e) above, and has given written notice to St. Paul that Beverly Corp. has agreed to enter into an Acquisition Transaction other than as contemplated hereby; provided, however, that such termination under this Section 8.1(i) shall not be effective unless and until Beverly shall have complied with the expense and breakup fee provisions of Section 9.3 below, and shall have acknowledged in the written notice to be provided in accordance herewith that the Option granted pursuant to the Option Agreement shall then be exercisable in accordance with terms thereof.

     8.2 EFFECT OF TERMINATION.

     In the event of termination of this Agreement by either St. Paul or Beverly Corp. as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

     8.3 AMENDMENT.

     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Beverly Corp.; provided, however, that after any approval of the transactions contemplated by this Agreement by Beverly Corp.'s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Beverly Corp. shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

     9.1  CLOSING.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of St. Paul on (i) the fifth day after the last Requisite Regulatory Approval and shareholder approvals are received and all applicable waiting periods have expired, or (ii) such other date, place and time as the parties may agree (the "Closing Date").

     9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3 EXPENSES; BREAKUP FEE.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that all filing and other fees paid to the SEC, the Illinois Commissioner and the OTS in connection with this Agreement shall be borne by St. Paul. Except as set forth in the next sentence, in the event that this Agreement is terminated by either St. Paul or Beverly Corp. by reason of a material breach pursuant to Sections 8.1(e) or (f) hereof or by St. Paul or Beverly Corp. pursuant to Section 8.1(g) hereof, the other party shall pay all documented, reasonable costs and expenses up to $500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by St. Paul under Section 8.1(d) by reason of Beverly Corp. shareholders not having given any required approval, or in the event this Agreement is terminated by St. Paul by reason of a willful material breach pursuant to Sections 8.1(e) or
(f) hereof, Beverly Corp. shall pay all documented, reasonable costs and expenses up to $500,000 incurred by St. Paul in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $1.0 million. In the event that this Agreement is terminated by St. Paul under Section 8.1(i) by reason of Beverly Corp. having agreed to enter into an Acquisition Transaction other than as contemplated hereby, Beverly Corp. shall pay all documented, reasonable costs and expenses up to $500,000 incurred by St. Paul in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $1.0 million. In the event that this Agreement is terminated by Beverly Corp. under Section 8.1(d) by reason of St. Paul shareholders not having given any required approval, St. Paul shall pay Beverly Corp. $1,000,000.

     9.4 NOTICES.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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


     (a)    if to St. Paul, to:
            St. Paul Bancorp. Inc.
            6700 West North Avenue
            Chicago, Illinois  60707
            Attn.:    Clifford M. Sladnick
                      Senior Vice President, General Counsel and
                      Corporate Secretary


            with a copy (which shall not constitute notice) to:
            Hogan & Hartson L.L.P.
            Columbia Square
            555 Thirteenth Street, N.W.
            Washington, DC  20004-1109
            Attn.:  Stuart G. Stein, Esq.

     and

     (b)    if to Beverly Corp., to:
            Beverly Bancorporation, Inc.
            Suite 3E
            16345 South Harlem Ave.
            Tinley Park, Illinois  60477
            Attn.:    John Van Winkle
                      President


            with a copy (which shall not constitute notice) to:


            Lord, Bissell & Brook
            115 South LaSalle St.
            Chicago, Illinois  60603
            Attn.:  Kurt W. Florian, Esq.

     9.5  INTERPRETATION.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6 COUNTERPARTS.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



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

     9.7 ENTIRE AGREEMENT.

     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the Option Agreement and the Beverly Stockholder Agreement.

     9.8 GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

     9.9 ENFORCEMENT OF AGREEMENT.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11 PUBLICITY.

     Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market System (or such other exchange on which the St. Paul Common Stock may become listed), so long as this Agreement is in effect, neither St. Paul nor Beverly Corp. shall, or shall permit any of St. Paul's or Beverly Corp.'s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Certificate of Merger, the Option Agreement or the Beverly Stockholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12 ASSIGNMENT; LIMITATION OF BENEFITS.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section
6.7 hereof, this Agreement (including the


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

documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

     9.13 ADDITIONAL DEFINITIONS.

     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

     "Affiliated Person": any director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

     "knowledge": with respect to any entity, refers to the knowledge of such entity's directors and officers in the ordinary course of their duties in such positions.

     "Laws": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

     "Material Adverse Effect": with respect to St. Paul or Beverly Corp., as the case may be, means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of St. Paul or Beverly Corp. (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates), or (B) the ability of St. Paul or Beverly Corp. to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Certificate of Merger and, in the case of Beverly Corp., the Option Agreement.

     "Subsidiary": with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                          [SIGNATURES PAGE FOLLOWS]



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


     IN WITNESS WHEREOF, St. Paul and Beverly Corp. have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                         ST. PAUL BANCORP, INC.

ATTEST:


By:   /s/                                By:  /s/
      -------------------------------         -----------------------------
      Name:   Clifford M. Sladnick            Name:  Joseph C. Scully
      Title:  Senior Vice President and       Title:    Chairman and Chief
              Corporate Secretary             Executive Officer

                                         BEVERLY BANCORPORATION, INC.

ATTEST:

By:   /s/                                By:  /s/
      ------------------------------          -----------------------------
      Name:   John D. Van Winkle              Name:  Anthony R. Pasquinelli
      Title:  President                       Title:     Chairman




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